Exhibit 99.1

For Immediate Release

Contacts:
Chiron Corporate Communications &
Investor Relations
Media:	(510) 923-6500
Investors:	(510) 923-2300

CHIRON ANNOUNCES CHANGE IN BOARD OF DIRECTORS

EMERYVILLE, Calif., October 15, 2004 - Chiron Corporation (Nasdaq: CHIR) today announced that Richard Wills has resigned from the company’s board of directors effective immediately.

About Chiron

Through its global Blood Testing, Vaccines and BioPharmaceuticals businesses, Chiron Corporation addresses human suffering with more than 50 diverse products to detect, prevent and treat disease worldwide.  The company’s success has come from its pioneering science, skill in delivering innovations in biotechnology and disciplined business approach.  Chiron believes that science has the power to improve people’s lives and harnesses that power to transform human health. For more information about Chiron, please visit www.chiron.com.

This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, and in- and out-licensing activities that involve risks and uncertainties and are subject to change.  A full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended June 30, 2004, and the form 10-K for the year ended December 31, 2003, and will be contained in all subsequent periodic filings made with the SEC.  These documents identify important factors that could cause the company’s actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness.

Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

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